UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 19, 2009

HEMIWEDGE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30291	65-0735872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Beach Airport Road, Conroe, Texas	77301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(936) 539-5770

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 19, 2009, the OTC Bulletin Board (“OTCBB”) notified us that we were delinquent with respect to our Quarterly Report for the period ended March 31, 2009 due to such filing being incomplete.  As a result, we are not current in our reporting obligations.  Pursuant to NASD Rule 6530, unless the delinquent filing is received and time stamped by the Securities and Exchange Commission’s EDGAR system on July 20, 2009, our common stock will not be eligible for quotation on the OTCBB and will be removed.

We have the right to request a review by a FINRA Hearing officer of the determination that our security is ineligible for quotation under Rule 6530.  A hearing request will stay the removal of our common stock from the OTCBB, pending the Hearing Officer’s decision, but only if it is accompanied by evidence/receipt of a wire transfer in the amount of $4,000.

If we do not timely appeal the Staff’s determination to a Hearing Officer and provide evidence/receipt of payment, the removal announcement will be posted on the Daily List at http://www.OTCBB.com at approximately 2:00 pm on July 21, 2009 and our common stock would be removed effective July 22, 2009 at which time our common stock would be traded on the “pink sheets.”

At the date of this report, we have no intention of filing an appeal, nor do we anticipate being able to correct the deficiency in our filing by the grace period expiration date.  However, we intend to re-apply for quotation on the OTCBB at such time as we become current in our reporting obligations.

Section 8 - Other Events

Item 8.01	Other Events

As previously stated in our April 23, 2009 press release, we continue to pursue all strategic options directed at maximizing shareholder value. Options could include a possible merger, the sale of all or a portion of the company, restructuring, recapitalization, and other transactions. The evaluation of these options is ongoing and we will update stockholders when a new plan has been adopted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMIWEDGE INDUSTRIES, INC. (Registrant)

Date: July 10, 2009	By:	/s/ Matthew C. Flemming
Matthew C. Flemming, Chief Financial Officer, Treasurer, Secretary, and Executive Vice President